                                                                  Exhibit (d)(5)

ROBERTSON, McCANN


March 9, 2001

ACAS Acquisitions (Weston), Inc.
2 Bethesda Metro Center
14th Floor
Bethesda, MD 20814


American Capital Strategies, Ltd.
2 Bethesda Metro Center
14th Floor
Bethesda, MD 20814


Roy F. Weston, Inc.
1400 Weston Way
West Chester, PA19380


Gentlemen:



                1. As used in this letter, the terms "Effective Time", "Merger", "Closing", "Surviving Corporation" and "Termination Date" shall have the same meaning as described in the Agreement and Plan of Merger (the "Merger Agreement") dated March 9, 2001, among a wholly owned subsidiary of American Capital Strategies, Ltd. ("ACAS") currently named ACAS Acquisitions (Weston), Inc. ("Holding Company"), Weston Acquisition Corporation ("Weston Acquisition"), and Roy F. Weston, Inc. ("Weston").

               2. With this letter agreement, ACAS, Holding Company and the undersigned individual hereby agree that at the Effective Time of the Merger:

               (A) Holding Company shall provide the undersigned individual with Common Stock of Holding Company and Options for Common Stock of Holding Company, as set forth on Exhibit 1 to this letter and with an Employment Agreement with Surviving Corporation in the form attached as Exhibit 2 to this letter (such Stock, Stock Options and Employment Agreement being referred to below as the "Replacement Employment Compensation Package"); and

               (B) The undersigned individual hereby accepts, effective at the Effective Time, the Replacement Employment Compensation Package in exchange for all of his respective rights under the Option Agreements, Stock Appreciation Rights and/or Employment Agreements to which he and Weston are parties, all as set forth on Exhibit A to the Financing Term Sheet (the "Term Sheet") dated as of March 7, 2001 issued by American Capital to Holding Company

Management Letter
March 9, 2001
Page 2

(the "Existing Employment Compensation Package"), and upon such acceptance of the Replacement Employment Compensation Package, all rights of the undersigned individual and obligations of the Surviving Corporation under the Existing Employment Compensation Package shall cease, all as contemplated by
Section 3.3(c) of the Merger Agreement.

                3. The undersigned individual and Weston agree that before the Effective Time:

               (A) none of the options under any Option Agreement included in the Existing Employment Compensation Package will be exercisable and the undersigned individual will not seek to exercise any of those options;

               (B) no Stock Appreciation Right included in the Existing Compensation Package will vest or be payable and the undersigned individual shall have no right to receive any payment under any Stock Appreciation Right; and

               (C) the foregoing provisions of paragraph 3(A) and (B) of this letter agreement shall be deemed to amend the provisions of each Option Agreement and Stock Appreciation Right that is included in the Existing Compensation Package.

               4. The undersigned individual and/or an Individual Retirement Account in his name will purchase $250,000 of Series A Preferred Stock and Management Associated Common Stock, as part of the purchase of shares by Management as described in Section V of the Term Sheet. This $250,000 purchase shall not be made with the proceeds of any loan from the Surviving Company as described in Exhibit E to the Term Sheet.

               5. If the Board of Directors of Weston does not approve the Merger Agreement by March 30, 2001, or if the Merger Agreement is terminated without Closing of the Merger, all provisions of this letter agreement shall be null and void for all purposes, and each Option Agreement and Stock Appreciation Right included in the Existing Employment Compensation Package will be enforceable in accordance with its terms as those terms existed before the date of this letter agreement.



               [Intentionally left blank]

Management Letter
March 9, 2001
Page 3



               6. This letter agreement may be executed in counterpart copies. The parties hereto acknowledge that Weston Acquisition shall be permitted to rely upon, and is an intended beneficiary of, the commitments and agreements referenced herein.



Very truly yours,



/s/ William L. Robertson
------------------------------------------------
Name



AGREED AND ACCEPTED as of this 9th day of  March, 2001



ACAS ACQUISITIONS (WESTON), INC.



By: /s/ David Ehrenfest Steinglass
   ___________________________________
        David Ehrenfest Steinglass
        Executive Vice President


AMERICAN CAPITAL STRATEGIES, LTD.



By: /s/ Adam Blumenthal
   ___________________________________
        Adam Blumenthal
        President and COO


ROY F. WESTON, INC.





By: /s/ Katherine W. Swoyer
   ______________________________
        Katherine W. Swoyer
        Chairman of the Board

                                   Exhibit 1:
   Key Management and Senior Vice-President Replacement Compensation Package -
          Common Stock and Common Stock Options - William L. Robertson


---------------------------- ------------------- ---------------------- -------------------
           NAME              NUMBER OF           NUMBER OF              NUMBER OF TIME-
                             COMMON SHARES PER   PERFORMANCE            VESTED OPTION
                             PER SECTION VI.A.   OPTION SHARES PER      SHARES PER SECTION
                             OF TERM SHEET       SECTION VI.B.1 OF      VI.B.2 OF TERM
                                                 TERM SHEET             SHEET
---------------------------- ------------------- ---------------------- -------------------
WILLIAM L. ROBERTSON         339,858             60,000                 100,738
---------------------------- ------------------- ---------------------- -------------------

                                   Exhibit 2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is dated as of ________, 2001 (the "Effective Date") by and between Roy F. Weston, Inc., a Pennsylvania corporation ("Company"), and William L. Robertson (the "Executive").

        WHEREAS, Executive and Company entered in to an employment agreement dated as of July 14, 1997, which was amended on May 19, 1998 and on March 20, 2000 (as amended, the "Existing Agreement"); and

        WHEREAS, Executive is presently employed by Company as its Chief Executive Officer;

        WHEREAS, the parties desire to amend and restate in this Agreement the terms and conditions of the Executive's employment by the Company as its Chief Executive Officer; and

        THEREFORE, in consideration of the mutual obligations contained in this Agreement and the mutual benefits to be derived from those obligations, and intending to be legally bound by this Agreement, the Executive and the Company agree to amend and restate the Existing Agreement in its entirety as follows:


SECTION 1.  CAPACITY AND DUTIES

        1.1. EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT. Company hereby employs Executive and Executive hereby accepts employment by the Company, as Chairman and Chief Executive Officer upon the terms and conditions set forth below in this Agreement.

        1.2.  CAPACITY AND DUTIES.

               (a) Executive shall be employed by Company as its Chairman and Chief Executive Officer, subject to the supervision of the Board of Directors (the "Board"), and shall perform such duties and shall have such authority as set forth in the Company's By-laws and as may from time to time be specified by the Board. Executive shall report directly to the Company's Board and shall perform his duties for Company principally from Company's office located in West Chester, Pennsylvania, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive's duties under this Agreement. Executive's responsibilities, duties and authority, including Executive's rank, level, responsibility and scope as Chairman and Chief Executive Officer, may be changed only by action of the Board of Directors.

               (b) Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties under this Agreement, in a manner which will faithfully and diligently further the business and interests of the Company and its affiliates (as defined below), and shall not be employed by or participate or engage in or be a part of the management or operation of any business enterprise other than the Company and its affiliates, without the prior written consent of the Board, which consent may be granted or withheld in the sole discretion of the Board. For purposes of this Agreement, "affiliate" means any entity in which at least 50% of the voting power is controlled by the Company. Nothing in this paragraph shall preclude Executive from serving as the Company's appointed member of the board of directors of companies in which Company has an interest. Notwithstanding any other provision of this Agreement, Executive shall have the right to author and publish any book, article or other written work, for his own account and profit, provided that (i) such activities do not in any way interfere with Executive's performance of his duties as the Company's Chairman and Chief Executive Officer and his other obligations hereunder, (ii) are not in violation of any other provision of this Agreement (including, without limitation, Section 5.2 herein, except as to rights to books, articles or any other written work; such rights shall inure to the Executive), and (iii) that Executive shall not therein disclose any confidential or proprietary information or trade secret of the Company or client or customer of the Company or disparage the Company or any such client or customer in any way. Any such book, article or other written work ("the book") shall be the sole property of Executive, who shall have all right to any profit derived from it. The Company shall not have, and hereby disclaims, any right, title or interest in the book.



SECTION 2.  TERM OF EMPLOYMENT

        2.1. TERM. The Executive's employment under this Agreement shall continue for a minimum term of one year and at will thereafter until terminated in accordance with the provisions of this Agreement.


SECTION 3.  COMPENSATION

        3.1. BASIC COMPENSATION. As compensation for Executive's services under this Agreement, Company shall pay to Executive a salary at the annual rate of $315,322 (the "Base Salary"), payable in periodic installments in accordance with the Company's regular payroll practices in effect from time to time. The Base Salary shall be reviewed from time to time by the Board and/or its Executive Committee as conditions warrant. The first such review shall take place no later than February 2002, and future reviews shall be held not less frequently than annually thereafter. Such review shall consider, but not be limited to, Executive's performance as determined by the Board and/or its Executive Committee.

        3.2. INCENTIVE COMPENSATION. In addition to the Base Salary provided for in Section 3.1, the Executive will participate in the Company's Pay for Performance Incentive Compensation Program ("PFP") (formerly known as Salary-At-Risk), with a PFP guideline incentive that will provide an annual incentive payment to Executive that, on an annual basis, totals 30% of Executive's Base Salary if the Company meets its annual PFP Plan (which includes achievement of the annual operating plan performance criteria approved by the Company's Board of Directors). Executive understands that the Company's PFP program may be reviewed and revised and Executive shall only be entitled to participate in the current PFP program if, and to the extent that, the program is maintained by the Company for its management personnel generally. While the PFP program is maintained by the Company, Executive's performance rating under that program shall be determined by the Company's Board. Executive will be entitled to participate in any revised incentive program for officers of the Company, under the terms of that revised program as approved by the Board.

        3.3. EXECUTIVE BENEFITS. In addition to the compensation provided for in
Section 3.1 hereof, the Executive shall be entitled during the term of his employment under this Agreement to participate in all benefit plans maintained by the Company in which senior corporate officers are entitled to participate. Such benefit plans currently include, among others, the Company's Retirement Savings Plan, Supplemental Executive Retirement Plan, and Group Life, Disability and Medical Plans. Notwithstanding anything else in this Agreement, other than as set forth in Section 4 below, Executive shall not be eligible for any severance or termination benefits under any Company plans, policies or procedures providing for such benefits, including, but not limited to, the Roy
F. Weston, Inc. Severance Pay Plan and any predecessor or successor severance plan.

        3.4. VACATION. Executive shall be entitled to paid vacation in accordance with the Company's vacation policy for officers.

        3.5. EXPENSE REIMBURSEMENT. Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement, in accordance with Company's regular reimbursement policies in effect from time to time, and upon receipt of itemized vouchers for such expenses and such other supporting information as Company may reasonably require.

        3.6. AUTOMOBILE. During his employment by Company, Company shall pay Executive an automobile allowance and shall also reimburse Executive for his gasoline and insurance costs for his automobile, all in accordance with the Company's automobile allowance policies, which are subject to change from time to time. Executive shall, in accordance with the Company's policies, notify company as to the business and personal use of his automobile, so that Company may withhold taxes, as appropriate in connection with the automobile allowance and reimbursements.


SECTION 4.  TERMINATION OF EMPLOYMENT

        4.1.  DEFINITIONS.

               (a) FOR CAUSE. As used in this Agreement "For Cause" shall mean that



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

Executive committed or engaged in an intentional act of (i) fraud, embezzlement, dishonesty or theft in connection with his duties under this Agreement or in the course of his employment with Company, (ii) wrongful damage to Company's property, (iii) wrongful disclosure of Company's secret processes or confidential information, (iv) a material breach of Executive's obligations under this Agreement, that materially impairs Executive's performance of his obligations under this Agreement, (v) criminal misconduct, including illegal drug use, that materially impairs Executive's performance of his obligations under this Agreement, (vi) a material breach of the Company's written rules or policies that materially impairs Executive's performance of his obligations under this Agreement, or (vii) any kind, whether or not specifically referenced in the foregoing clauses (i)-(vi), which is materially harmful to Company. No act, or failure to act, shall be deemed "intentional" if it was due primarily to an error in judgment or to negligence, but shall be deemed "intentional" only if done, or omitted to be done, by Executive not in good faith and without reasonable belief that his act or omission was in Company's best interest.


               (b) GOOD REASON RESIGNATION. As used in this Agreement, Executive shall be deemed to have resigned his employment by Company for "Good Reason" if either:

                      (i) Executive, at any time, elects in good faith to discontinue his employment with Company because (A) his responsibilities, duties or authority have been changed materially from their level on the effective date of this Agreement, which change substantially reduces the rank or level, responsibility or scope of Executive's position with Company (or its successor in the case of a merger, consolidation, acquisition or transfer of substantially all of its business assets) below that which he has on the effective date of this Agreement as Company's Chairman and Chief Executive Officer or (B) his salary (as adjusted from the effective date of this Agreement) has been decreased; or

                      (ii) Executive elects to discontinue his employment with the Company because the Company has changed the principal location for the performance of Executive's duties to a place that is more than 50 miles from Company's current headquarters in West Chester, PA.

If Executive elects to end his employment by Company for a reason which Executive believes is a Good Reason as defined by this Section 4.1(d), he shall provide the Company with written notice of such resignation and shall state in that notice the specific matter or matters which he asserts constitute the Good Reason for his resignation.

               (c) DISABILITY. As used in this Agreement, "Disability" or "Disabled" shall mean a physical or mental disability which is either (i) a total and permanent disability as defined in the principal disability benefit plan offered by the Company to its senior officers and in effect at the time Executive becomes disabled (whether or not Executive has elected to purchase such disability insurance), or (ii) determined to be a total and permanent disability by a physician who is selected by the Company and is acceptable to Executive or his legal representative (which acceptance shall not be unreasonably withheld).

        4.2. TIME AND MANNER OF TERMINATION OR RESIGNATION. Executive's employment by Company, including his office as Chairman and Chief Executive Officer, shall be for a minimum term of one year and thereafter shall be at will. Executive's employment shall cease immediately upon Executive's death or Disability, or upon written notice to Executive that the Company is terminating Executive's employment For Cause. Otherwise Executive's employment shall cease on the date selected by the party initiating termination or resignation, which date shall be specified in a written notice to the other party, and which (i) in the event of termination of Executive by the Company for any reason other than For Cause, shall be thirty (30) days after delivery of such notice unless a longer period is approved by the Company's Board in its sole discretion, and
(ii) in the event of resignation by Executive, shall be thirty (30) days after delivery of such notice unless a longer or shorter period is approved by the Company's Board and by Executive. The date on which Executive's employment by Company ceases is referred to in this Agreement as the "Employment Ending Date". As of the Employment Ending Date, if Executive is a member of Company's Board or of the Board of Directors of any affiliate, he shall provide Company with his written resignation from each such Board and from his position as an officer of any affiliate.

        4.3. BENEFITS PAYABLE.

               (a) SEVERANCE AMOUNT. If either (1) Company terminates Executive's employment for any reason other than For Cause, death or Disability, or (2) Executive resigns his employment by Company for Good Reason, Executive shall be paid his monthly salary at the time of such termination or resignation, for 12 months. For purposes of this Section 4.3(a) and Section 4.3(b), Executive's "monthly salary" shall be one-twelfth of the sum of (A) Executive's highest annual base salary rate during his employment by Company, plus (B) all other amounts, including incentive payments, that would be deemed compensation for purposes of IRS form W-2 and that were paid to Executive during the twelve full calendar months preceding the calendar month in which the Employment Ending Date occurs. Company shall make the severance payments under this Section 4.3(a) beginning with the first calendar month after the Employment Ending Date, in accordance with Company's regular pay policies for employees.

               (b) PAYMENT FOR EXTENDED NON-COMPETE PERIOD. If either (1) Company terminates Executive's employment for any reason other than For Cause, death or Disability, or (2) Executive resigns his employment by Company for Good Reason, then in addition to the other amounts payable to Executive under this
Section 4.3, and as consideration for Executive's agreement to the extended non-compete period described in Section 5.3(b)(ii) below, Executive shall be paid, for each of the 12 months following payment of the Severance Amount under
Section 4.3(a) above, an amount equal to his monthly salary (as defined in Section 4.3(a)) at the time of such termination or resignation. Company shall make the payments under this Section 4.3(b), beginning after the final payment of the Severance Amount under Section 4.3(a), in accordance with Company's regular pay policies for employees. Executive and Company also acknowledge and agree that the provisions of Section 5.3 are mandatory and that, in the event Company terminates Executive's employment for any reason other than For Cause, death or

Disability or Executive resigns his employment for Good Reason, he shall have no right to unilaterally avoid compliance with the provisions of Section 5.3 by foregoing the payment described in this Section 4.3(b); and Company shall have no right to withhold such payment by unilaterally permitting Executive to forego compliance with Section 5.3 during the extended non-compete period.

               (c) ADDITIONAL SEVERANCE BENEFITS. If severance payments are payable to Executive under Section 4.3(a) above, the following additional severance benefits shall be provided to Executive by Company:

                      (i) Company shall pay Executive the amount earned under its PFP program (or any applicable replacement incentive program in effect at the time of the Employment Ending Date) for the portion of the calendar quarter to and including the Employment Ending Date. Company shall make such payment on or about the date Company makes such payments to other participating employees;

                      (ii) Company shall provide medical, dental and prescription plan benefits for Executive, on the same cost-sharing and other basis as is then in effect for active employees, for 24 months after the Employment Ending Date or until Executive elects that such coverages sooner cease. After such coverages cease in accordance with the previous sentence, Executive may elect continuation coverage completely at his own expense as provided by law;

                      (iii) Company shall provide Executive with outplacement services at Company's expense at the level in effect for Executive Officers of the Company on the Employment Ending Date.

                      (iv) Company shall pay Executive his automobile allowance and reimbursement, at the level in effect on the Employment Ending Date, for 6 months after the Employment Ending Date.

               (d) LIMITATION ON SEVERANCE BENEFITS. Notwithstanding any other provision of this Agreement to the contrary, the amounts payable to Executive under Sections 4.3(a) and 4.3(c) above, plus the value of any other non-cash benefits, including but not limited to stock option vesting acceleration, that would be counted in determining whether Executive is subject to excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code") shall not exceed the maximum amount that Company could pay to Executive without causing Executive to be subject to such excise tax under the Code.

               (e) WHEN BENEFITS/PAYMENTS NOT PAYABLE. None of the severance benefits or other payments described in this Section 4.3 shall be payable to Executive if (i) Executive's employment with Company is terminated For Cause or by reason of Executive's death or Disability, or (ii) Executive voluntarily ends his employment with Company other than by resigning for Good Reason. The compensation and benefits and the non-compete payment which the Company is required to pay Executive pursuant to this Section 4.3 are the only payments,




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

compensation or benefits to which the Executive is entitled upon a termination or resignation of employment, except for those rights, if any, under agreements identified in Section 6.6 below, that by their terms survive termination or resignation of employment.


               (f) RELEASE. As a condition to receipt of the severance benefits and other payments described in this Section 4.3, Executive shall deliver an effective, executed release to Company in the form attached to this Agreement as Exhibit "A" on or before the Employment Ending Date.

               (g) COOPERATION. As a condition to receipt of the severance benefits and other payments described in this Section 4.3, Executive shall provide Company with such information pertaining to his employment with Company as he may have and shall assist Company to transfer his duties to such successor or successors as Company may designate. Company shall reimburse Executive for all reasonable out-of-pocket expenses he incurs in fulfilling his obligation under the preceding sentence.

               (h) ACCELERATION ELECTION. Company may, at its sole option and in its sole and absolute discretion, at any time or from time to time, accelerate the time and the manner of making any one or more payments required under this
Section 4.3.

               (i) TAXES. Company shall withhold from payments to Executive and remit to the appropriate government agencies such payroll taxes and income withholding as Company determines is or may be necessary under applicable law with respect to amounts paid to Executive under this Section 4.3.

               (j) GENERAL OBLIGATION. The rights and benefits of Executive to receive payments under this Section 4.3 shall be solely those of an unsecured creditor of Company.

               (k) ESTATE TO RECEIVE BENEFITS/PAYMENTS. In the event that Executive becomes entitled to receive any severance benefits or payments under Sections 4.3(a) (b) or (c)(i)(ii) or (iv) above, and Executive dies before all such benefits or payments are made by Company, the balance of such benefits or payments shall be paid to Executive's estate.


SECTION 5. RESTRICTIVE COVENANTS

        5.1. CONFIDENTIALITY. Executive shall comply with his duty of confidentiality owed to Company during his employment by Company and shall not, at any time after his employment by Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Company's Board of Directors, any trade secret, private or confidential information or knowledge of Company or any of its affiliates obtained or acquired by him while so employed. All computer software, address books, rolodexes, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, books, records, and files and know-how acquired while an employee of Company, are acknowledged to be the property of Company and shall not be duplicated, removed from Company's possession or made use of other than in pursuit of Company's business. Upon the Employment Ending Date, Executive shall deliver to Company, without further demand, all copies thereof which are then in his possession or under his control.

        5.2. INVENTIONS AND IMPROVEMENTS. During the term of his employment, Executive shall promptly communicate to Company all ideas, discoveries and inventions which are or may be useful to Company or its business. Executive acknowledges that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by him and every item of knowledge relating to Company's business interests (including potential business interests) gained by him during his employment hereunder are the property of Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to Company for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by him alone or with others; whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company's business interests (including potential business interests), and whether or not within the specific realm of his duties. Executive shall, upon request of Company, but at no expense to Executive, at any time during or after his employment with Company, sign all instruments and documents requested by Company and otherwise cooperate with Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in any and all countries.

        5.3. NONCOMPETITION; NONSOLICITATION.

               (a) Executive shall not, without Company's prior written approval, either directly or indirectly, for his own account or for the account of another person or entity, during the non-compete period as defined below in this Section 5.3:

                      (i) acquire or hold more than a 5% ownership interest in any competitor of Company or of any affiliate;

                      (ii) compete with Company or any affiliate in soliciting any business from any person or entity that was at any time during the two years immediately preceding the Employment Ending Date a client or potential client of Company or any affiliate, as to which client or potential client Company or an affiliate had rendered a significant volume of service or had a significant amount of direct business contact for the purpose of soliciting future business;

                      (iii) render services within the United States of America or any foreign country in which Company is providing services as of the Employment Ending Date to any competitor of Company or an affiliate; or



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

                      (iv) solicit or otherwise induce any employee of Company or an affiliate to leave the employment of Company or the affiliate, or induce any such employee to become an employee of, or otherwise become associated with, any company or business other than Company or the affiliate. This paragraph shall apply to inducement, hiring or solicitation of any employee of Company or an affiliate, regardless of position.

If a "competitor of Company", or an entity that owns and/or operates a "competitor of Company", also owns and/or operates any separate subsidiary or other separate line of business ("separate business unit"), and that separate business unit is not itself a competitor of the Company, the restrictions in Sections 5.3(a) (i) and (iii) shall not apply to that separate business unit (which shall not be deemed a "competitor of Company").

        (b) (i) The non-compete period shall be the 365 days after the Employment Ending Date if (a) Executive's employment with Company is terminated For Cause or by reason of Executive's Disability, or (b) Executive voluntarily ends his employment with Company other than by resigning for Good Reason.

               (ii) The non-compete period shall be the 730 days after the Employment Ending Date if (a) Executive's employment with Company is terminated for any reason other than For Cause or by reason of Executive's Disability or
(b) Executive resigns his employment for Good Reason.

        (c) Upon the breach by Executive of his obligations under this Section 5.3, in addition to Company's right to obtain appropriate injunctive relief as set forth in Section 5.4 of this Agreement, Company's obligation to make payments or provide severance benefits to Executive under Section 4 of this Agreement shall terminate immediately and Executive shall, within 10 days after written demand by Company, repay to Company all severance payments previously made to Executive as well as an amount equal to the cost of severance benefits previously provided to Executive.

        (d) Executive acknowledges that he is bound by the restrictions described in this Section 5.3 upon any termination or resignation of his employment, including termination for Cause or without Cause, or by reason of Disability or resignation for Good Reason or without Good Reason. Executive acknowledges that he has agreed to these provisions voluntarily; that they are reasonably required to protect the Company; and that they are supported by adequate consideration (including but not limited to the consideration provided under Section 4.3(b) for the extended non-compete period described in Section 5.3(b)(ii) above).



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
        5.4.  INJUNCTIVE AND OTHER RELIEF.

               (a) Executive acknowledges and agrees that his obligations contained in this Agreement are fair and reasonable in light of the consideration paid under this Agreement, and that damages alone shall not be an adequate remedy for any breach by Executive of those obligations. Accordingly, Executive expressly agrees that, in addition to any other remedies which Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any of those obligations by Executive. Nothing contained in this Agreement, including, without limitation, Section 6.1 hereof, shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations under this Agreement.

               (b) Notwithstanding the equitable relief available to Company, the Executive, in the event of a breach of his obligations contained in Section 5 hereof, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to Company until and unless Company can obtain appropriate equitable relief. Therefore, in addition to such equitable relief, Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all moneys received by Executive as a result of said breach, and all costs and attorneys' fees incurred by Company in enforcing this Agreement. If Executive should use or reveal to any other person or entity any confidential information in violation of this Agreement, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by Executive or any such other person or entity.


SECTION 6.  MISCELLANEOUS

        6.1.  ARBITRATION.

               (a) Except as set forth in the last sentence of this Section 6.1, all disputes arising out of or relating to this Agreement which cannot be settled by the parties shall promptly be submitted to and settled exclusively by arbitration in West Chester, Pennsylvania in accordance with the laws of the Commonwealth of Pennsylvania by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this
Section 6.1. Judgment upon the award rendered by a majority decision of the arbitrators may be entered in any court having jurisdiction thereof. The Company shall, however, have the right to seek and obtain preliminary injunctive relief, in a court of competent jurisdiction, for any existing or threatened violation by Executive of Section 5 of this Agreement.

               (b) The arbitrators shall award to the prevailing party in any such arbitration or preliminary injunction proceeding, in addition to any other appropriate relief, the costs and expenses (including reasonable attorneys fees) incurred by that party in connection with the enforcement of that party's rights under this Agreement, unless the arbitrators shall determine that under the circumstances such an award would be unjust.

        6.2. PRIOR EMPLOYMENT. Executive represents and warrants that he is not a party to any other employment, non-competition or other agreement or restriction which could interfere with his employment with Company or with his or Company's rights and obligations under this Agreement; and that his acceptance of employment with Company and the performance of his duties under this Agreement will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person.

        6.3. SEVERABILITY. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts of this Agreement, except that in the event that the Release described in Section 4.3(f) hereof is given by Executive and is determined to be invalid or unenforceable, such that Executive is permitted to maintain against Company any claim purported to be released under that Release, then Company's obligation to provide severance payments and benefits under Section 4.3 of this Agreement shall be deemed null and void and Executive shall repay to Company any of those severance payments and benefits already paid by Company. In the event that any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction Executive and Company shall negotiate in good faith to provide Company and Executive with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

        6.4. ASSIGNMENT. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

        6.5. NOTICES. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service, or by registered or certified mail, postage prepaid, return receipt requested, (confirmed by U.S. mail), addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

        If to Company:
        1400 Weston Way
        West Chester, PA 19380
        Attention:  Chairman of the Board of Directors

        With a copy to:
        F. Douglas Raymond, Esq.
        Drinker Biddle and Reath
        One Logan Square
        18th and Cherry Sts.
        Philadelphia, PA 19103




        If to Executive:
        William L. Robertson
        1676 Waterglen Drive
        West Chester, PA  19382


        6.6. ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the matters contemplated herein and, unless otherwise stated in this Agreement, supersedes all prior agreements and understandings with respect thereto, provided, however, that the Supplemental Executive Retirement Agreement dated January 1, 1998 between Executive and the Company will remain in effect. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and signed by the party against whom enforcement is sought. The failure by any party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall a party's waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

        6.7. GOVERNING LAW. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

        6.8. HEADINGS; COUNTERPARTS. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

        6.9. FURTHER ASSURANCES. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

        6.10. NON-ALIENATION. None of the rights or payments contemplated under this Agreement may be sold, given away, assigned, transferred, pledged, mortgaged, alienated, hypothecated or in any way encumbered or disposed of by Executive, or any executor, administrator, heir, legatee, distributee, relative or any other person or entity, whether or not in being, claiming under Executive by virtue of this Agreement, and none of the rights or benefits contemplated by this Agreement shall be subject to execution, attachment or similar process. Any sale, gift, assignment, transfer, pledge, mortgage, alienation, hypothecation or encumbrance, or other disposition of this Agreement or of such rights or benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereon, shall be null and void and without effect.

        6.11. RIGHT TO USE LIKENESS. Executive hereby grants to Company the absolute right and permission to copyright and use, re-use and/or publish for lawful business purposes, any photographic portraits or pictures of Executive (and printed matter in conjunction therewith) in which Executive may be included in whole or in part or composite, for art, advertising, or trade.

        6.12. CONSULTATION WITH COUNSEL. Executive acknowledges that he has had the opportunity to consult separately with counsel of his choice concerning this Agreement and the meaning of the terms of this Agreement; that he has been advised by Company to do so; and that he has entered into this Agreement knowingly and of his own free will and volition.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ATTEST:                                ROY F. WESTON, INC.


                                       By:
------------------------------------      --------------------------------------
                                            David Ehrenfest Steinglass,
                                            Executive Vice President



------------------------------------      --------------------------------------
Witness                                     Executive - William L. Robertson

                                   EXHIBIT "A"


                                  CROSS RELEASE

        Roy F. Weston, Inc. ("Weston") and William L. Robertson ("Employee") entered into an Amended Employment Agreement as of _________, 2001 (the "Employment Agreement"). To satisfy the requirement of Section 4.3(f) of the Employment Agreement, Employee and Weston hereby grant the other the Releases set forth below:

                        ---------------------------------

        1. Release by Weston. Weston, on behalf of itself and its subsidiaries, irrevocably and unconditionally releases and forever discharges Employee, his heirs, administrators and legal representatives from any and all manner of actions, causes, matters, suits, debts, dues, accounts, bonds, covenants, agreements, judgments, claims, controversies, guarantees, warranties, damages, liabilities, or demands of any nature whatsoever in law or equity, whether or not known to it, which it has ever had, now has, or hereafter can, shall or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, thing or cause of any kind whatsoever from the beginning of the world to the date it executes this Release. Such remise, release and discharge of Employee includes, without limitation, any and all claims under any and all federal or state statutes or the common law and extends without limitation to any and all acts, practices or conduct by Employee whether or not it has knowledge of such acts, omissions, practices, conduct or the effects thereof, or if any such effects exist or may in the future exist as a result of any acts, omissions, practices, or conduct that occurred prior to the date it executes this Release.

        2. Limitation on Weston's Release. Notwithstanding the foregoing, this Release shall not prevent Weston from enforcing its rights under the Employment Agreement.

        3. Release by Employee. Employee, for himself, his heirs, and personal and legal representatives, except as provided in Section 4 hereof, does hereby irrevocably and unconditionally release, remise and forever discharge Weston, its subsidiaries, affiliates, divisions, officers, directors and employees (the "Releasees"), and each of them, however denominated, past, present and future, and their predecessors, successors and assigns, of and from any and all manner of actions, causes, matters, suits, dues, bonds, judgments, debts, accounts, covenants, agreements, claims, controversies, guarantees, warranties, damages, liabilities, or demands of any nature whatsoever in law or equity, whether or not now known to him which he ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, cause or thing of any kind whatsoever from the beginning of the world to the date hereof. Such release, remise and discharge of the Releasees includes without limitation any and all claims under any and all federal and state statutes or common law and extends without limitation, to any and all acts, practices or conduct by the Releasees, or the effects thereof, whether or not Employee now has knowledge of such acts, omissions, practices, conduct or the effects thereof, if any such effects exist or may in the future exist as a result of any act, omission, practice or conduct that occurred prior to the date hereof. Except as provided in Section 4, this release shall specifically include, but not be limited to, the following:

               (a) any and all claims and matters of any kind which arise or might arise, or which otherwise relate to Employee's employment with Weston or Employee's termination of employment pursuant to the Employment Agreement;

               (b) any and all claims for wages and benefits (including without limitation salary, stock, stock options, commissions, bonuses, severance pay, health and welfare benefits, vacation pay and any other fringe-type benefit);

               (c) any and all claims for wrongful discharge, breach of contract (whether written or oral, express or implied), and implied covenants of good faith and fair dealing;

               (d) any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, 29 U.S.C. Section 701 et seq., the Americans with Disabilities Act, 42 U.S.C. Section 1201 et seq., and the Pennsylvania Human Relations Act, 43 P.S. Section 951 et seq.;

               (e) any and all claims under any federal or state statute relating to employee benefits;

               (f) any and all claims in tort, including but not limited to any claims for fraud, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress and/or negligence;

               (g) any and all claims for additional commissions, compensation or damages of any kind; and

               (h) any and all claims for attorneys' fees and costs.

        4. Limitation on Employee's Release. This Release (a) shall not prevent Employee from enforcing his rights to receive severance payments and severance benefits under Section 4 of the Employment Agreement in accordance with the terms thereof, (b) shall have no applicability to Weston's obligations to provide severance payments and severance benefits under Section 4 of the Employment Agreement, and (c) shall not release Weston from (i) any obligation it might otherwise have to indemnify Employee and hold him harmless from any claims made against him arising out of his activities as an officer or director of Weston or its affiliates, to the same extent as Weston is or may be obligated to indemnify and hold harmless any other officer or director, and (ii) any vested retirement benefit or any obligation under any equity compensation agreement or shareholder agreement, which benefit or obligation, by its express terms, survives termination of Employee's employment.

        5. Review and Revocation. Employee acknowledges that he has had the opportunity to review this Release and to consider its terms with his attorneys and advisors. Employee has forty-five (45) days from the date of distribution of this Release to him to review it and seven (7) days after the execution date of this Release to revoke it. This Release shall not be effective unless and until Employee executes it and the seven-day period has expired.


                                       UNDERSTOOD AND AGREED:


--------------------                   ----------------------------------------
Witness                                William L. Robertson

Attest:                                ROY F. WESTON, INC.


By:                                    By:
   ------------------                     --------------------------------------
       Secretary

(Corporate Seal)

STATE OF                        :
         -----------------------
                                :  SS:
COUNTY OF                       :
          ----------------------

        Before me, , on this day personally appeared ___________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed such instrument for the purposes and consideration therein expressed.

        Given under my hand and seal of office this________day of ___________,_________ .

                                       ----------------------------------
                                       NOTARY PUBLIC in and for
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